EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-117956 and 333-79391 on Form

S-8 and No. 333-156652 on Form S-3 of HopFed Bancorp, Inc. and subsidiaries of our report dated March 29, 2012, relating to the consolidated balance sheets of HopFed Bancorp, Inc., and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 10-K of HopFed Bancorp, Inc and subsidiaries.

(signed) Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

Date: March 29, 2012